Exhibit 99.1

Computer Programs and Systems, Inc. Announces Second Quarter 2012 Results

Company Announces Regular Quarterly Dividend of $0.46 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--July 26, 2012--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $45.7 million;
  12-month backlog of $144.2 million;
  Earnings per diluted share of $0.75;
  Cash provided by operations of $3.0 million; and
  Quarterly dividend of $0.46 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2012.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.46 (forty-six cents) per share, payable on August 24, 2012, to stockholders of record as of the close of business on August 9, 2012.

Total revenues for the second quarter ended June 30, 2012, were $45.7 million, compared with total revenues of $48.8 million for the prior-year second quarter. Net income for the quarter ended June 30, 2012, increased 4.4% to $8.3 million, or $0.75 per diluted share, compared with $7.9 million, or $0.72 per diluted share, for the quarter ended June 30, 2011. Cash provided by operations for the second quarter of 2012 was $3.0 million, compared with $2.8 million for the prior-year second quarter.

Total revenues for the six months ended June 30, 2012, were $90.2 million, compared with total revenues of $89.2 million for the prior-year period. Net income for the six months ended June 30, 2012, increased 4.7% to $13.9 million, or $1.26 per diluted share, compared with $13.3 million, or $1.21 per diluted share, for the six months ended June 30, 2011. Cash provided by operations for the first half of 2012 was $11.5 million, compared with $17.1 million for the prior-year period.

During the quarter, the Company continued to install systems under contracts for which a substantial majority of the consideration will be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. The total accumulated unrecognized revenue related to such contracts as of June 30, 2012, was approximately $9.8 million, with approximately $4.7 million of that amount related to installations occurring during the three months ended June 30, 2012.

During the second quarter of 2012, the Company also recorded a tax benefit of $1.8 million for 2011 tax deductions not previously recognized, primarily related to increased IRC Section 199 Domestic Production Activities Deductions.

CPSI’s 12-month backlog as of June 30, 2012, was $144.2 million, consisting of $37.5 million in non-recurring system purchases and $106.7 million in recurring payments for support, Business Management Services and SAAS contracts. These amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

A listen-only simulcast and replay of CPSI’s second quarter 2012 conference call will be available on-line at www.cpsinet.com and www.earnings.com on July 27, 2012, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 45 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of approximately 1,400 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; government regulation of the healthcare and health insurance industries; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales revenues:
System sales	$17,828	$23,593	$34,903	$39,200
Support and maintenance	18,397	16,206	36,533	32,368
Business management services	9,506	9,040	18,784	17,651
Total sales revenues	45,731	48,839	90,220	89,219

Cost of sales:
System sales	12,679	13,529	24,579	25,650
Support and maintenance	7,514	6,495	15,182	12,939
Business management services	5,399	4,658	11,053	9,337
Total cost of sales	25,592	24,682	50,814	47,926
Gross profit	20,139	24,157	39,406	41,293

Operating expenses:
Sales and marketing	3,641	3,866	7,281	6,791
General and administrative	6,573	7,652	13,200	13,372
Total operating expenses	10,214	11,518	20,481	20,163

Operating income	9,925	12,639	18,925	21,130
Interest income, net	190	158	348	311
Income before taxes	10,115	12,797	19,273	21,441
Provision for income taxes	1,854	4,881	5,363	8,152
Net income	$8,261	$7,916	$13,910	$13,289

Basic earnings per share	$0.75	$0.72	$1.26	$1.21
Diluted earnings per share	$0.75	$0.72	$1.26	$1.21

Weighted average shares outstanding:
Basic	11,064	11,044	11,063	11,004
Diluted	11,064	11,044	11,063	11,004

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Balance Sheets (in thousands)

	June 30, 2012	Dec. 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,219	$6,664
Investments	17,585	16,487
Accounts receivable, net of allowance for doubtful accounts of $1,161 and $1,276, respectively	20,550	21,521
Financing receivables, current portion (net)	5,701	3,781
Inventory	1,900	1,839
Deferred tax assets	2,659	2,544
Prepaid income taxes	1,079	835
Prepaid expenses and other	1,250	498
Total current assets	55,943	54,169

Financing receivables, long-term (net)	6,939	4,057
Property and equipment	23,757	30,745
Accumulated depreciation	(6,067)	(13,326)
Total assets	$80,572	$75,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,786	$2,469
Deferred revenue	6,436	5,590
Accrued vacation	3,637	3,212
Other accrued liabilities	4,412	5,400
Total current liabilities	17,271	16,671

Deferred tax liabilities	1,619	1,590

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,065 and 11,063 shares issued and outstanding	11	11
Additional paid-in capital	32,132	31,582
Accumulated other comprehensive income	23	7
Retained earnings	29,516	25,784
Total stockholders’ equity	61,682	57,384
Total liabilities and stockholders’ equity	$80,572	$75,645

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)
The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash Flow Information
Net cash provided by operating activities	$2,991	$2,850	$11,542	$17,140
Net cash used in investing activities	(1,158)	(414)	(2,744)	(3,754)
Net cash used in financing activities	(5,172)	(3,906)	(10,243)	(7,853)

Free Cash Flow
Net cash provided by operating activities	$2,991	$2,850	$11,542	$17,140
Less: Purchases of property and equipment	(1,123)	(372)	(1,672)	(670)
Free cash flow	$1,868	$2,478	$9,870	$16,470

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer